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                                                                       EXHIBIT 5

                                 June 23, 1997

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

    We refer to the Registration Statement of UtiliCorp United Inc. (the "Company") on Form S-8, to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,500,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), to be issued under the UtiliCorp United Inc. Retirement Investment Plan (formerly known as the "Restated Savings Plan") (the "Plan"). We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

    Based upon the foregoing, it is our opinion that (i) the 2,500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable and (ii) the provisions of the Plan are in compliance with the Employee Retirement Income Security Act of 1974, as amended.

    We hereby consent to the filing of this opinion as an exhibit to said Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                    Very truly yours,

                                    /s/ Blackwell Sanders Matheny Weary &
                                    Lombardi LLP